EXHIBIT 99.1

NCO Group, Inc.

First Quarter 2011 Investor Conference Call

Moderator: Ron Rittenmeyer

May 17, 2011

11:00 a.m. ET

Operator :

Good morning.  My name is April and I will be your conference operator today.  At this time, I would like to welcome everyone to the NCO first quarter results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you, Mr. John Schwab, you may begin.

John Schwab:

Thank you everyone for joining the NCO Group conference call for the first quarter of 2011.  Statements in this conference call and in our press release issued May 16, other than historical facts, are forward-looking statements as defined under the federal securities laws.  Actual results may differ materially from those projected in the forward-looking statements.  Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release.  The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur, or otherwise.  I’ll now turn it over to Ron Rittenmeyer, our Chief Executive Officer.

Ron Rittenmeyer:

Thanks, John, and good morning.  We appreciate you joining our call today.  Today I’m going to take a few minutes to give you an overview of the quarter and a perspective of what we see coming, and then I’m going to ask John Schwab who just spoke, our CFO, to provide a detailed overview of the quarter’s financial results, and as in the past, we’re going to open this up for some questions.

Let me begin by discussing the quarter.  For the first quarter, NCO was slightly above its net revenue and $2.8 million above its adjusted EBITDA budget.  The incremental adjusted EBITDA primarily resulted in executing the cost savings initiatives that we had planned.  Our adjusted EBITDA margin for the first quarter 2011 was 12.3 percent as compared to a budget of 10.6 percent.  And as you know, the adjusted EBITDA margins are calculated excluding reimbursable costs and fees, restructuring charges, and net portfolio impairments.

During the first quarter of 2011, the ARM division operated slightly below its revenue budget but above its adjusted EBITDA budget.  The incremental adjusted EBITDA was primarily the result of expediting certain cost savings initiatives that I mentioned previously.  Although the division experienced an improvement in liquidation, volumes did decline slightly.  While this division continues to operate in a challenging environment, we were very pleased with the ability of the management team to continue to effectively manage costs.

During the quarter, CRM exceeded its revenue and adjusted EBITDA budget, primarily as a result of continued stabilization in client volumes.  The Portfolio Management division was above its collections and revenue budgets, but below its adjusted EBITDA budget.  Due to the revenue recognition method utilized on the portfolios, not all of the incremental collections are recorded as revenue during the current period but all the servicing fees are recorded.

And as we previously discussed, we have been monitoring the market to evaluate the opportunity to sell all or a portion of our portfolio.  In April, we sold our medical and utility portfolios and used the net proceeds of approximately $3 million to repay term loan B debt.  We will continue to evaluate opportunities to sell the additional portfolios, but will only act if it is in the best interest of the Company and its stake holders.  We’re not interested in a fire sale approach to disposing of this portfolio.

During the quarter, we continued to execute on our plan regarding our labor requirements and locations.  At the close of the quarter, we had approximately 5,100 employees in the Philippines, 3,260 employees in Central America, 790 employees in Canada, 840 employees in the Caribbean, and 600 employees in India delivering service to U.S. clients.  These amounts are materially consistent with the last quarter and are down on an overall basis by about 13 percent from prior year, which really just reflects the volume decreases we’ve seen.  We expect such head count to rise as ramp efforts increase in the second and third quarters due to client committed growth.

In 2011 we still expect stability in our legacy business and the ramp up of the new business opportunities we were awarded.  The cost cutting initiatives that we’ve begun and the sales development processes are proceeding as planned.  And we continue to develop our long term strategy based on changes to this market.

So with that, I’m going to turn it over to John to give you the details of the financial review for the quarter. John

John Schwab:

Terrific, thanks, Ron.  Revenue for the first quarter of 2011 was $374.7 million.  This represents a decrease of $48.9 million, or 11.5 percent from the first quarter of last year.  The Company reported adjusted EBITDA of $37.8 million and a net loss attributable to NCO of

$41.2 million. In the prior year, the Company reported adjusted EBITDA of $39.0 million and a net loss attributable to NCO of $15.3 million.

Adjusted EBITDA for the first quarter 2011 excludes an $18.6 million write down of the value of certain portfolios of purchased receivables that were sold in April of 2011, which I will discuss in more detail in a few moments, as well as $12.2 million of restructuring charges and $1.5 million of net recoveries of allowances previously recorded for a valuation allowance against the carrying value of our portfolios.  Adjusted EBITDA for the first quarter of 2010 excludes $1.4 million of restructuring charges and $1.4 million of net recoveries of portfolio allowances.

The following discussion of net revenue excludes reimbursable costs and fees, which represent out of pocket expenses that are reimbursed by our clients.  The ARM division reported net revenue of $239.1 million this quarter.  A decrease of 8.3 percent compared to $260.8 million last year.  The decrease was primarily attributable to the lower overall collections and more difficult business environment which had an impact on most of our business lines, including financial services, healthcare, and education.  ARM revenue included $8.3 million for services performed for Portfolio Management during the first quarter of this year, which is down $5.4 million from $13.7 million last year.

CRM reported revenue of $68.4 million this quarter, a decrease of 10.6 percent compared to $76.5 million of revenue in the first quarter of last year.  This decrease was attributable to lower volumes from existing clients due to the impact of the economy on their businesses.  This was offset partially by higher volumes from certain new clients related to implementation of contracts during late 2010 and into 2011.

Portfolio Management’s revenue for the first quarter included an $18.6 million reduction from the write down of our medical and utility portfolios that were sold in April.  Therefore, Portfolio Management’s revenue was reduced to a negative $9.5 million.  Also included in the revenue for this quarter was a $1.5 million net recovery of previously recorded impairment charges which was recorded as an increase in revenue.  This compares to a $1.4 million net recovery in the first quarter of last year.  Excluding the effects of the write down and recoveries, revenue was $7.6 million this quarter compared to $13.8 million last year.  This decrease was primarily the result of lower portfolio purchases due to our decision to exit the portfolio business.

Portfolio impairments are based on our current expectations for collections on existing portfolios. If consumer payment patterns decline, we may need to record additional allowances for impairment.  Conversely, if payment patterns are better than expected, we can recoup a portion of the impairment allowances.  Cash collections on purchased portfolios in the first quarter were $18.8 million compared to $33.7 million in the same quarter of last year.  The decrease from last year was again due to lower portfolio purchases.

Moving on to our expenses, and again I’ll point out that the following discussion of expenses as a percent of revenues excludes the reimbursable costs and fees from revenues.  On an overall basis, payroll and related expenses as a percent of revenue increased to 58.4 percent as compared to 54.9 percent for the first quarter of last year.  The increase as a percent of revenue from last year was primarily due to the leveraging our infrastructure over a lower revenue base.  This was partially offset by cost savings initiatives, for example, off shoring of back office functions and ongoing restructuring.

On an overall basis, selling, general, and administrative expenses as a percent of revenue increased to 35.2 percent compared to 32.9 percent from last year.  The increase in the percentage of revenue, again, was primarily due to the leveraging of the infrastructure over a lower base, but it was also partially offset by the positive impact of cost savings initiatives, including facility rationalization, head count reduction and expense management.  We will continue to actively manage our expense structure in order to mitigate continued EBITDA deterioration as a result of the client volume fluctuations and the difficult economic environment.

For the first quarter of 2011, we recorded an income tax expense of $1.9 million as compared to $3.0 million last year.  Our effective tax rate is low due to the recognition of valuation allowances on certain domestic net deferred tax assets.

Lastly, I will provide some notes on financial condition.  As we have demonstrated in 2010 and as we have previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management and strict control of cash investments, including capital expenditures and portfolio purchases.  At March 31, 2011, we had $25.4 million of cash and equivalents.  During the quarter, our accounts receivable days were at 40, which includes the reimbursable costs and fees.  Capital expenditures in the first quarter were $7.3 million or 2.5 percent of revenue for the quarter, excluding reimbursable costs and fees, which is just below our typical expectation of 3.0 percent.  During the first quarter of 2011, we had net repayments of $20.5 million under our senior credit facility.  At March 31, we had $5.0 million outstanding on our revolving credit facility and $6.7 million of outstanding letters of credit, giving us borrowing capacity of $63.3 million.

As we have discussed during last quarter’s conference call, we amended our senior credit facility on March 25, 2011, to, among other things, adjust certain of our financial covenants, including increasing the maximum leverage ratios and decreasing minimum interest coverage ratios, extending the maturity of our revolver from November 15, 2011, to December 31, 2012.  We reduced the borrowing capacity on the revolver to $75.0 million until November 15, 2011, and then $67.5 million until December 31, 2012, and it also allowed us to sell all or a portion of our purchased accounts receivable.

At March 31, 2011, we were in compliance with all of our required financial covenants.  Our leverage ratio was 6.03 as compared to the covenant maximum 6.75, and our interest coverage ratio was 1.76 compared to the covenant minimum of 1.60.  Our ability to maintain compliance with covenants will be dependent on our results of operations and to the extent necessary, our ability to implement further remedial measures such as further reductions in operating costs.

And now with that I’ll turn things back to Ron and we can open it up for questions.

Ron Rittenmeyer:	Thanks, John. Operator, if you’re ready to accept questions, we are.

John Schwab:	Operator, can you open the lines up for questions please.

Operator:	At this time if you wish to ask a question press star one. Your first question comes from Ken Silver.

Ken Silver:	Hi, good morning, guys. Can you hear me OK?

Ron Rittenmeyer:	Yes.

Ken Silver:	Thanks for taking the questions. In terms of the cost savings, can you quantify how much they were in the quarter so we can get a sense of how the rest of the business was doing on the expense side?

John Schwab:

Yes, we typically don’t go through the different cost savings initiatives because they are so fluid and they do move around.  I will tell you, as we discussed on our last call, we did bake in a sizable amount into the 2011 budget.  The best part was about $10 million, which we previously discussed.  The amount of savings in the first quarter, I don’t have it front of me, nor would I want to talk about it.  We believe that we’re on target for all the savings that we have committed to and we look to achieve additional amounts.

Ron Rittenmeyer:	And it ends up getting baked into the budget going forward. So, it’s just a resetting.

Ken Silver:	OK. And then a few more. And what’s your CapEx budget for the year?

John Schwab:	We budgeted our CapEx to be about three percent of revenues for the year.

Ken Silver:

OK.  And then since you mentioned that you had a budget and sort of gave a sense of how different businesses performed versus the budget, can you tell us what the budget was for the first quarter on EBITDA?

John Schwab:	I guess we talked about that we exceeded the budget by $2.8 million in total.

Ken Silver:	I missed that. And I think I heard you say that you expected some growth in the second and third quarter. Could you talk a little bit more about that?

John Schwab:

As we had said, I think when we put the year end call together, we did have a nice sales year back in 2010.  There are opportunities that we are continuing to expand for on a go forward basis.  But I am not at liberty to talk about specific client matters, but we do see some opportunities that are out there that we are planning for as we walk into the upcoming quarters.

Ken Silver:	OK. All right. I’ll get back in the queue. Thanks.

John Schwab:	Yes.

Operator:	Your next question comes from Chris Collins.

Chris Collins:	Hi, guys. Could you give an update on the portfolio management sale? I think you sold part of it back in April. What’s left to be sold and the timeline and process of that?

Ron Rittenmeyer:	We sold the medical — go ahead, John.

John Schwab:

We sold the medical portion, Chris, in April.  And we took an $18 million write-off for that.  We effectively used the net proceeds there to repay some of the term B loan as required under the amendment.  The non-medical portfolio is still out there and outstanding.  We are in conversations with parties to consider if there would be any interest in that.

Ron Rittenmeyer:	An interest that we believe is worth it to us.

John Schwab:

Right, right.  As we laid out and talked through the amendment process, we have no main reason that we need to sell the portfolio.  To the extent that there is a good offer that comes to be, we will evaluate it and go from there.  We’ll just deal with it as it comes.

Ron Rittenmeyer:	And there’s no fire sale in this.

John Schwab:	There are people that are out there. There’s no real main deadline we have, but we are sort of tracking to it and we’ll evaluate the interest as it comes.

Chris Collins:	OK, thank you.

John Schwab:	Yes, sure.

Operator:	Your next question comes from Stan Manoukian.

Stan Manoukian:	Good morning, guys. Thank you for taking my call. A couple of questions. First, can you elaborate a little bit on the major restructuring charges for the quarter?

John Schwab:

Sure, the restructuring charges are broken up into two buckets primarily.  The biggest piece relates to facilities and lease rationalization that have gone on.  The Company has undergone a pretty substantial effort, and continues to undergo an effort, to rationalize its facilities.  And so you’ll see the largest piece of that charge, of that $12 million-ish charge relates to facilities.  The other piece, $3.8 million, relates to severance, making up the total amount.  It is really just two components and they are the two items that are noteworthy.

Stan Manoukian:	Do you expect it to continue these restructuring charges of the same magnitude through the year? Or it was sort of a non-recurring amount?

John Schwab:

I would tell you from a lease standpoint, we’re continuing to focus on that.  I would tell you this quarter was a fairly high number given the fact that we got out of a couple of bigger leases that were out there.  So, I don’t expect these types of things each of the quarters as we go through.  Again, I think it’s to our best interest and the investors’ best interests for us to get out there, try to rationalize the facilities as best we can, and move forward with this.  To the extent that we can take these charges, get out of facilities and, again, put the Company in a better stead from a real estate standpoint, we’re going to do that.  As I sit here today, we’ll evaluate the opportunities as they come to be and evaluate our ability to shrink the footprint.

Stan Manoukian:	OK. That’s helpful. And could you please repeat about your portfolio sold. Obviously, this is going to be incorporated in financials for the second quarter, right?

John Schwab:

Yes, the sale?  The write down of the portfolio that we took, we took it in the first quarter.  And that’s why we talked about the $18 million charge that we took.  It happened in the second quarter, but because of the fact that it happened prior to us releasing our numbers and the amount was known, we reduced the carrying value of the asset on the books at March 31 to reflect, effectively, the value that we were going to get when we sold it.

Stan Manoukian:	So, the carrying value was about $21 million, right?

John Schwab:	In that ballpark, I would say.

Stan Manoukian:

OK.  OK.  And then could you — I understand that you’re not at liberty to disclose your budget for the rest of the year.  I was just wondering, how are you guys doing through the second quarter compared to your budget?  Are you ahead of schedule?  Especially both on revenue and cost savings side.

Ron Rittenmeyer:	We haven’t released anything on that. We’re not at liberty to have that conversation.

John Schwab:	Unfortunately, it’s early in the quarter and at this point can’t give any guidance with respect to the second quarter.

Stan Manoukian:	What do you see? Maybe you can just share with us, in general, macro issues that are — you are seeing there in the market and we can make our own judgments from your comments of the market.

Ron Rittenmeyer:

We’re just giving you — to do that we have to give you a snapshot.  And I don’t think that we’re in a position to talk about the entire debt market or the entire CRM market.  The markets have tracked what we show in the first quarter, and I think, consistently are tracking along.  And there’s nothing dramatic that has changed from a market perspective, at least from our perspective.  One man’s opinion not based on any statistical research, but just from what we see from here, I’d say it’s fairly consistent.  John, do you have any other …

John Schwab:

I think that’s fair.  We’ve talked about both liquidation rates, they are always up a bit in the first quarter, and it’s all about volumes and the placement levels coming down with the decreases in credit over the past handful, bunch of months, and that’s going to still be falling off a little bit.  So, we continue to manage our structure around that.  And we feel OK with what the future looks like in that market.

Stan Manoukian:	Got you. Thank you for taking my questions. Thank you.

John Schwab:	You bet.

Operator:	Again, ladies and gentlemen, if you wish to ask a question press star one. Your next question comes from David Jackson.

David Jackson:	Good morning, guys.

John Schwab:	Good morning.

Ron Rittenmeyer:	Good morning.

David Jackson:

Taking a look at the charge that you took in the purchased accounts receivable bucket, if we just look at the accretable yield bucket, it looks like $15.1million was written down.  You basically took a 27 percent charge to the accretable yield of that book.  Is that all tied to the medical receivables that you sold?

John Schwab:

David, the write down that we took only related to the medical receivables that were out there.  It’s a difficult asset that is out there.  It’s a difficult collection environment for the medical assets that are out there.  And again, we’ve viewed and analyzed up and down the future expectations, the cash flows, the risk of staying in the business, the age of the portfolio, and a number of other factors and we made a decision to sell it.  It was a significant write down and a significant portion of the carrying value.

David Jackson:

How should investors be thinking about — you mentioned you are not looking to fire sale it, how should investors be thinking about the potential for further write downs to position yourself to liquidate the rest of that book?  Where would the marks — where would interest be for this book relative to where your marks on the remaining balances?

Ron Rittenmeyer:

I’m reluctant to get into too much of that.  We’re trying to negotiate something.  All that will do is signal what we are trying to negotiate from a price standpoint and I know why you want it.  It’s a back door into pricing and honestly, I’d rather have that conversation with the people that are going to buy it first and not bid against myself.  Do you have any other thoughts?

John Schwab:	I think that’s fair. It’s a tough one to answer, David, given what we’re doing in the marketplace.

Ron Rittenmeyer:	It’s an active effort, so …

David Jackson:	OK. That’s all I had. Thanks, guys.

John Schwab:	Thanks, David.

Operator:	Your next question comes from Ken Silver.

Ken Silver:	Hi, my question was answered, thanks.

John Schwab:	OK.

Operator:	And at this time, we have no questions in the queue.

Ron Rittenmeyer:

Terrific, thank you, Operator.  And thank you everyone for joining the NCO conference call.  If you have further questions, don’t hesitate to call myself, John Schwab, or Brian Callahan and we can try to point you in the right direction.

Operator:	This concludes today’s conference. You may now disconnect.

END